Exhibit 99.1

MOD-PAC CORP. Reports 43% Increase in Net Income on 15% Revenue Growth in 2011

  Fourth quarter custom folding carton sales up 18% to $10.3 million; increased 20% to $42.8 million in 2011
  Fourth quarter margins pressured by product mix, higher material costs and repairs and maintenance; full-year gross and operating margin expanded 30 and 190 basis points, respectively
  2011 EBITDA increased 27% to $6.3 million
  2011 net income increased to $1.9 million
  MOD-PAC repurchased 182,539 shares in 2011

BUFFALO, N.Y.--(BUSINESS WIRE)--February 16, 2012--MOD-PAC CORP. (NASDAQ: MPAC) (the “Company”), a manufacturer of custom and stock paperboard packaging and provider of personalized print products, today announced financial results for its fourth quarter and year ended December 31, 2011.

In the fourth quarter of 2011, revenue increased $1.8 million, or 13.7%, to $14.6 million from $12.8 million in the fourth quarter of 2010. Each of the Company’s product lines contributed to the revenue growth. Net income was $0.4 million, or $0.12 per diluted share, compared with $0.2 million, or $0.07 per diluted share, in the fourth quarter of 2010. The higher net income reflects positive leverage from higher sales, offset by negative product mix and continued raw material pricing pressures. The prior year fourth quarter includes a $178 thousand, or $0.05 per diluted share, charge for impaired asset write-downs.

Total revenue for 2011 was $56.2 million compared with $48.7 million in 2010, reflecting higher folding carton sales and improved waste sales due to a recovery in the recycling market. Net income increased 43.3% to $1.9 million, or $0.55 per diluted share, in 2011 from $1.3 million, or $0.37 per diluted share, in 2010. Higher revenue along with productivity and cost reduction initiatives drove the net income increase.

Daniel G. Keane, President and CEO, commented, “As a result of our continued implementation of our targeted sales strategy, we delivered strong performance in 2011. This was primarily led by growing business from existing customers and increased market-share gains in our custom folding cartons line.”

Fourth Quarter 2011 Sales Review

  Sales of custom folding cartons were up 17.7% to $10.3 million in the 2011 fourth quarter from $8.7 million in the prior year fourth quarter, mainly due to business from one new customer, increased sales to two relatively new customers and increased waste sales.
  Stock packaging sales increased 4.9%, or $0.2 million, to $3.5 million in the fourth quarter, primarily due to improved market conditions.
  Personalized print sales were $660,000 in the fourth quarter of 2011, up slightly from $621,000 in the fourth quarter of 2010.

David B. Lupp, Chief Operating Officer and Chief Financial Officer, noted, “We believe our consistent growth in folding cartons is because we have executed an aggressive sales and marketing plan to expand our penetration into the marketplace. This coupled with the implementation of increasing efficiency and sustainability in every area of our business, has shown through in our operating performance and margins in 2011. However, in the fourth quarter, our gross margin was negatively impacted by product mix and higher raw materials costs. We have been working to offset these impacts and believe that over time we can achieve greater leverage on higher sales.”

Fourth Quarter Operating Results

Gross profit for the 2011 fourth quarter was $2.5 million, or 17.2% of total revenue, compared with gross profit of $2.2 million, or 17.5% of total revenue, in the prior year period. The decrease in gross margin was primarily attributable to product mix and increased materials and repairs costs, partially offset by operational leverage generated by increased product sales.

Selling, general and administrative (SG&A) expense was up $0.2 million to $1.9 million in the fourth quarter of 2011 compared with $1.7 million in the prior year period, but as a percent of total revenue was unchanged both periods at 13.2%. The dollar increase was a result of investments in the sales force and increased commissions from folding carton sales.

In the fourth quarter of 2010, the Company recognized a $60 thousand expense for the write-down of impaired assets due to the Company's rationalization of the specialty print and direct mail product line and a $118 thousand expense for the write-down of a software system.

Earnings before interest, asset impairment, taxes, depreciation and amortization, and non-cash option expense (EBITDA) was $1.4 million in the fourth quarter of 2011 compared with $1.3 million in the 2010 fourth quarter. The Company believes that, when used in conjunction with GAAP measures, EBITDA, which is a non-GAAP measure, helps in the understanding of operating performance. (See the Reconciliation of Net Income to EBITDA in the attached table.)

The Company’s effective tax rate for the fourth quarter of 2011 and 2010 was 23.1% and 16.7%, respectively.

2011 Review

Custom folding carton sales in 2011 increased $7.1 million, or 19.9%, to $42.8 million compared with $35.7 million for 2010, as the Company has successfully won customers and gained additional business from existing accounts, as well as benefited from higher waste sales. Stock packaging sales increased $0.5 million, or 5.2%, to $10.1 million over the corresponding period, while personalized print sales were down $59 thousand to $2.9 million.

Gross profit increased to $10.3 million, or 18.3% of total revenue, in 2011 from gross profit of $8.8 million, or 18.0% of total revenue, in 2010. The improvement in margin was primarily due to operating leverage and higher margin waste sales, partially offset by increased materials, repairs and maintenance costs.

SG&A expense was $7.5 million, or 13.3% of total revenue, compared with $7.1 million, or 14.5% of total revenue, in 2010.

Included in the 2010 results was the previously noted $178 thousand of expense associated with the write-down of impaired assets.

EBITDA for 2011 was up 27.3% to $6.3 million compared with $4.9 million in 2010. (See the Reconciliation of Net Income to EBITDA in the attached table.)

Liquidity

Cash and cash equivalents were $3.9 million at December 31, 2011, up from the 2010 year-end balance of $3.4 million. Higher net income offset increased working capital requirements, particularly with inventory, higher capital expenditures and the repurchase of stock. The Company increased inventory to $7.0 million at December 31, 2011, from $5.2 million at 2010 year-end to continue to meet demand and customer schedules as well as take advantage of strategic buy-ahead opportunities.

Capital expenditures for 2011 were $2.3 million compared with $1.8 in 2010. Infrastructure and productivity improvements and other equipment upgrades made up the bulk of the 2011 expenditures. Capital expenditures in 2012 are expected to be between $2.8 million to $3.2 million and will primarily be used for production equipment and enhancements.

The Company did not repurchase shares in the 2011 fourth quarter. For the full year, a total of 182,539 shares were repurchased at an average price of $5.53. MOD-PAC has authorization to repurchase up to 200,000 additional shares.

MOD-PAC has a $3.0 million secured line of credit of which $0.2 million was in use through a standby letter of credit and there was no balance drawn on the line at the end of 2011.

Outlook

Mr. Keane concluded, “We are continuing to make targeted investments in our business to further advance our market position and generate long-term growth in order to increase our profitability. We remain aggressive on growing sales and continue to look for opportunities to increase efficiencies and reduce costs.”

Webcast and Conference Call

MOD-PAC will host a conference call and webcast on Friday, February 17, 2012 at 11:00 a.m. Eastern Time. During the conference call and webcast, management will review the financial and operating results for the period, followed by a question-and-answer session.

The conference call can be accessed by dialing (201) 689-8562. The listen-only audio webcast can be monitored at www.modpac.com.

The telephonic replay will be available from 2:00 p.m. ET the day of the call until Friday, February 24, 2012. To listen to the archived call, dial (858) 384-5517, and enter conference ID number 386648. Alternatively, the archive of the webcast will be available on the Company’s website at www.modpac.com. A transcript will also be posted to the website, once available.

About MOD-PAC CORP.

MOD-PAC CORP. is a high value-added, on-demand print services firm providing products and services in two product categories: folding cartons and personalized print. Within folding cartons, MOD-PAC provides CUSTOM FOLDING CARTONS for branded and private label consumer products in the food and food service, healthcare, medical and automotive industries. The Company also offers a line of STOCK PACKAGING primarily to the retail confectionary industry. MOD-PAC’s PERSONALIZED PRINT product line is a comprehensive offering for consumer and corporate social occasions.

MOD-PAC’s strategy for growth is to leverage its capabilities to innovate and aggressively integrate technology into its production operations providing cost-effective solutions for its customers. Through its large, centralized facility, the Company has captured significant economies of scale by channeling large numbers of small-to-medium-sized orders through its operations due to its rapid order change out skills. Applying its lean manufacturing processes, coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with quick turn-around times relative to industry standards.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC’s annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

MOD-PAC CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

(in thousands except per share data)
	Three months ended		Year ended
	12/31/2011	12/31/2010	12/31/2011	12/31/2010
Revenue
Product sales	$14,446	$12,697	$55,777	$48,232
Rent	113	107	448	489
Total Revenue	14,559	12,804	56,225	48,721
Cost of products sold	12,053	10,559	45,943	39,964
Gross profit	2,506	2,245	10,282	8,757
Gross profit margin	17.2%	17.5%	18.3%	18.0%
Selling, general and administrative expense	1,927	1,694	7,488	7,056
Net write-down (write-up) of impaired assets	--	178	--	178
Income (Loss) from operations	579	373	2,794	1,523
Operating margin	4.0%	2.9%	5.0%	3.1%
Interest expense, net	47	47	192	195
Other (expense) income	1	(38)	146	45
Income (Loss) before taxes	533	288	2,748	1,373
Income tax expense (benefit)	123	48	877	67
Net income (loss)	$410	$240	$1,871	$1,306

Basic income (loss) per share:	$0.13	$0.07	$0.57	$0.38
Diluted income (loss) per share:	$0.12	$0.07	$0.55	$0.37

Weighted average diluted shares outstanding	3,337	3,497	3,416	3,544

MOD-PAC CORP.
PRODUCT LINE REVENUE DATA
(Unaudited)
($, in thousands)
	Three Months Ended		%	Twelve Months Ended		%	2011 % of
	12/31/2011	12/31/2010	change	12/31/2011	12/31/2010	change	Total
FOLDING CARTONS
Custom folding cartons	$10,295	$8,747	17.7%	$42,822	$35,713	19.9%	76.8%
Stock packaging	3,491	3,329	4.9%	10,077	9,582	5.2%	18.1%
Folding cartons subtotal	13,786	12,076	14.2%	52,899	45,295	16.8%	94.9%

PERSONALIZED PRINT	660	621	6.3%	2,878	2,937	-2.0%	5.1%
Total product revenue	$14,446	$12,697	13.8%	$55,777	$48,232	15.6%	100.0%

MOD-PAC CORP.
CONSOLIDATED BALANCE SHEETS

(dollars in thousands)	(Unaudited)
	December 31,	December 31,
	2011	2010
Current assets:
Cash and cash equivalents	$3,900	$3,440
Accounts receivable	5,400	5,003
Allowance for doubtful accounts	(20)	(96)
Net accounts receivable	5,380	4,907
Inventories	7,023	5,234
Refundable income taxes	219	-
Prepaid expenses	506	440
Total current assets	17,028	14,021

Property, plant and equipment, at cost:
Land	1,192	1,170
Buildings and equipment	12,789	12,460
Machinery and equipment	50,566	48,697
Construction in progress	168	56
	64,715	62,383
Less accumulated depreciation	(51,065)	(48,114)
Net property, plant and equipment	13,650	14,269
Other assets	466	487
Total assets	$31,144	$28,777

Current liabilities:
Current maturities of long-term debt	$89	$110
Accounts payable	2,151	1,302
Accrued expenses	1,171	939
Income taxes payable	-	40
Total current liabilities	3,411	2,391

Long-term debt	1,820	1,958
Other liabilities	27	24
Deferred income taxes	87	6
Total liabilities	5,345	4,379

Shareholders' equity:
Common stock, $.01 par value, authorized 20,000,000 shares, issued 3,623,945 in 2011, 3,549,017 in 2010	36	35
Class B common stock, $.01 par value, authorized 5,000,000 shares, issued 582,493 in 2011, 616,472 in 2010	6	6
Additional paid-in capital	3,771	3,232
Retained earnings	29,996	28,125
	33,809	31,398
Less treasury stock at cost, 998,809 shares in 2011 and 816,270 in 2010	(8,010)	(7,000)
Total shareholders' equity	25,799	24,398

Total liabilities and shareholders' equity	$31,144	$28,777

MOD-PAC CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
($ in thousands)
	(Unaudited)
	Year Ended
	December 31,	December 31,
	2011	2010
Cash flows from operating activities:
Net income	$1,871	$1,306
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,965	2,792
Adjustment to provision for doubtful accounts	(13)	(33)
Stock option compensation expense	379	399
Deferred income taxes	81	6
Net write-down of impaired assets	-	178
(Gain) Loss on disposal of assets	(49)	12
Cash flows from changes in operating assets and liabilities
Accounts receivable	(460)	(53)
Inventories	(1,789)	(976)
Prepaid expenses	(66)	(143)
Other liabilities	3	(14)
Accounts payable	850	(1,266)
(Refundable) Payable income taxes	(259)	40
Accrued expenses	232	136

Net cash provided by operating activities	3,745	2,384

Cash flows from investing activities:
Proceeds from the sale of assets	49	134
Change in other assets	(7)	(16)
Capital expenditures	(2,332)	(1,789)

Net cash used in investing activities	(2,276)	(1,671)

Cash flows from financing activities:
Principal payments on long-term debt and capital leases	(159)	(426)
Proceeds from issuance of stock	160	179
Purchase of treasury stock	(1,010)	(785)
Deferred financing fees	-	(21)

Net cash used in financing activities	(1,009)	(1,053)

Net change in cash and cash equivalents	460	(340)

Cash and cash equivalents at beginning of year	3,440	3,780

Cash and cash equivalents at end of period	$3,900	$3,440

MOD-PAC CORP.
Reconciliation between Net Income and EBITDA

(in thousands)	Three Months Ended		Year Ended
	12/31/2011	12/31/2010	12/31/2011	12/31/2010

Net Income	$410	$240	$1,871	$1,306

Interest	47	47	192	195
Net write-down of impaired assets	0	178	0	178
Taxes	123	48	877	67
Depreciation and amortization	770	713	2,965	2,792
Stock-based compensation	42	52	379	399

EBITDA	$1,392	$1,278	$6,284	$4,937

EBITDA is defined as consolidated net income before interest expense, asset impairment, income taxes, depreciation and amortization and option expense. EBITDA is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, MOD-PAC believes that providing non-GAAP information such as EBITDA is important for investors and other readers of MOD-PAC's financial statements, as it is used as an analytical indicator by MOD-PAC's management. Because EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

CONTACT:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
Dpawlowski@keiadvisors.com